Exhibit 10.3
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDMENT, dated as of December 18, 2008 (the “Amendment”), is to the Executive Employment Agreement, dated as of February 25, 2008 (the “Agreement”), by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the “Company”) and COLIN V. REED, a resident of Nashville, Davidson County, Tennessee (“Executive”).
WITNESSETH:
     WHEREAS, the Company and Executive have heretofore entered into the Agreement; and
     WHEREAS, Section 4(a) of the Agreement establishes a Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (the “SERP”), which pays a retirement benefit to Executive described in such Section 4(a) (the “SERP Benefit”); and
     WHEREAS Section 4(a) of the Agreement provides that the SERP Benefit will be adjusted for investment earnings (or loss) accruals beginning April 23, 2005 until paid to Executive based on the investment performance of one or more mutual funds selected by Executive in his sole discretion; and
     WHEREAS, Section 5(c) of the Agreement requires the Company to deposit cash in a rabbi trust described in Section 6 of the Agreement (the “Section 162(m) Rabbi Trust”) in an amount equal to any payment which the Company cannot make to Executive by application of Section 162(m) of the Internal Revenue Code until such payment can be made to Executive; and
     WHEREAS, Section 5(b) of the Agreement provides that any cash deposited in the Rabbi Trust pursuant to Section 5(c) of the Agreement shall be adjusted for investment earnings (or loss) accruals based on the investment performance of one or more mutual funds selected by Executive in his sole discretion; and
     WHEREAS, the Company and Executive desire to give Executive the right to make an irrevocable election (the “Election”) on or after the date of this Amendment to cause cash in the amount of Executive’s SERP Benefit as of the date of such Election to be deposited in a rabbi trust described in Section 6 of the Agreement (the “SERP Rabbi Trust”), and to cause such cash to be invested in Company common stock (“Company Stock”); and
     WHEREAS, if the Election is made, the Company and the Executive desire Executive’s SERP Benefit to be paid to Executive following Executive’s termination of employment in shares of Company Stock; and
     WHEREAS, the Company and Executive desire to make further clarifying changes to the Agreement.

     NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:
     1. The first sentence of Section 2(a)(i) is amended to provide as follows:
     (i) During the Employment Period, Executive shall serve the Company as its Chief Executive Officer and report directly to the Board of Directors of the Company (the “Board of Directors”).
     2. The first paragraph of Section 4(a) is amended to provide as follows:
     (a) Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan. Executive shall be entitled to a nonqualified supplemental executive retirement benefit (the “SERP”). The Company agrees to pay Executive a retirement benefit which has a value of $2,500,000.00 (the “Initial SERP Benefit”). The Initial SERP Benefit has been adjusted for investment earnings (or loss) accruals beginning on April 23, 2005, based on the investment performance of one or more mutual funds selected by Executive in his sole discretion. In addition, the Company agrees to pay Executive a retirement benefit which will have a value of $1,000,000.00 on May 1, 2010 (the “Additional SERP Benefit”), provided that Executive continues to be employed by the Company through such date. As of the Effective Date, and pursuant to the terms of the Prior Agreement, the Additional SERP Benefit is 40% vested and accrued, for a value of $400,000, and will continue to accrue and vest at the rate of an additional 20% per year on each of May 1, 2008, May 1, 2009 and May 1, 2010, provided that Executive remains employed by the Company during such period. The Additional SERP Benefit has been adjusted for investment earnings (or loss) accruals beginning on April 23, 2005, based on the investment performance of one or more mutual funds selected by Executive in his sole discretion. Executive shall have the option to make an irrevocable election (the “Election”) on or after the date of this Amendment to cause cash in the amount of Executive’s Initial SERP Benefit and Additional SERP Benefit (collectively, the “SERP Benefit”) as of the date of such Election to be deposited into a rabbi trust (the “SERP Rabbi Trust”) described in Section 6, which cash will be used in its entirety by the trustee to purchase shares of Company common stock (“Company Stock”) as soon as reasonably practicable and in compliance with applicable laws. If such an Election is made, the SERP Benefit will be paid to Executive only by distribution to Executive of the fixed number of shares of Company Stock held by the SERP Rabbi Trust, to the extent then vested, at the time of such payment. Until such time as Executive makes the Election, if ever, Executive’s SERP Benefit will continue to be adjusted for investment earnings (or loss) accruals based on the investment performance of one or more mutual funds selected by Executive in his sole discretion and will be paid to Executive in the form of cash. The Company shall provide Executive with a form for making the Election which is incorporated into the Agreement by this reference. The Company shall not be responsible for the quality of the investment performance of the mutual fund(s) or the Company Stock. Except as otherwise set forth in the Agreement, and subject to deferral pursuant to Section 6, the SERP Benefit, shall, to the extent then vested, be payable upon Executive’s termination of employment.
     3. Section 5(c) is amended to provide as follows:
     (c) Deposit to Rabbi Trust. In order to facilitate the payment of the Company’s deferred payment obligation, at the time that the Company would otherwise make a payment to Executive but for the Code Section 162(m) limitations, the Company shall deposit an amount of cash equal to the amount which is being deferred, into a rabbi trust (the “Section 162(m) Rabbi Trust”) that has been established by the Company and is described in Section 6 hereof.

     4. The last sentence in Section 5(d) shall be deleted and replaced with the following sentence:
The amounts deferred pursuant to this Section 5 shall be paid to Executive in cash.
     5. Section 6 is amended to provide as follows:
     Rabbi Trusts. This Agreement requires the establishment by the Company of the Section 162(m) Rabbi Trust. In addition, this Agreement requires the Company to establish the SERP Rabbi Trust, if Executive makes the Election (collectively, the “Rabbi Trusts”). The trustee of the Section 162(m) Rabbi Trust shall invest any cash deposited in such trust pursuant to Section 5(c) in accordance with the terms of the trust. If Executive makes the Election, the cash in the amount of Executive’s SERP Benefit that is deposited in the SERP Rabbi Trust as a result of such Election shall be invested in its entirety by the trustee in Company Stock as soon as reasonably practicable and in compliance with applicable laws. It is understood and agreed by the parties that (i) the Rabbi Trusts shall remain subject to the claims of the Company’s general creditors; (ii) any income tax payable with respect to the Rabbi Trusts shall be the sole obligation and responsibility of the Company (and shall not reduce the assets in the Rabbi Trusts so long as the Rabbi Trusts remain “grantor trusts” for federal income tax purposes); and (iii) the establishment of the Rabbi Trusts shall not relieve the Company of its liability to pay amounts due under this Agreement. The Rabbi Trusts shall, however, relieve the Company of its liability to pay amounts due under this Agreement to the extent that payments are made in accordance with the terms of this Agreement and the Rabbi Trusts. Payments to Executive from the Rabbi Trusts shall be made in cash or, if Executive makes the Election, payments to Executive from the SERP Rabbi Trust shall be made in Company Stock.
     6. Section 8(b) is amended to provide as follows:
     (b) Effect of Termination by Death. Upon the termination of Executive’s employment as a result of Death, Executive’s estate shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive’s Annual Bonus, if any, for the year in which termination occurs, (iii) any unpaid portion of the Annual Bonuses for prior calendar years, accrued and unpaid vacation pay, un-reimbursed expenses incurred pursuant to Section 4(b), (c), (f), (g), (h), or (i) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, excluding benefits payable pursuant to any plan beneficiary pursuant to a contractual beneficiary designation by Executive, (iv) a pro-rata portion of the SERP Benefit with the vested portion of the SERP Benefit equal to the sum of (a) the Initial SERP Benefit as adjusted for investment earnings (or loss) accruals described in Section 4(a), and (b) the Additional SERP Benefit multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) from May 2005 through the date of death (up to 60), and the denominator of which is 60; such vested portion of the Additional SERP Benefit to include investment earnings (or loss) accruals described in Section 4(a); (v) Executive’s stock options and equity incentive awards as of the date of death, the vesting and exercise of which is governed by the Company’s 2006 Omnibus Incentive Plan; and (vi) all of Executive’s stock options, which pursuant to the Company’s 2006 Omnibus Incentive Plan are accelerated as of the date of death and are exercisable until the expiration of the stock option term.

     7. Section 8(c) is amended to provide as follows:
     (c) Effect of Termination for Permanent Disability. Upon the termination of Executive’s employment hereunder as a result of Permanent Disability, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive’s Annual Bonus, if any, for the year in which termination occurs, (iii) any unpaid portion of the Annual Bonus for prior calendar years, long-term disability benefits available to executives of the Company, accrued and unpaid vacation pay, un-reimbursed expenses incurred pursuant to Section 4(b), (c), (f), (g), (h), or (i), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) a pro-rata portion of the SERP Benefit with the vested portion of the SERP Benefit equal to the sum of (a) the Initial SERP Benefit, as adjusted for investment earnings (or loss) accruals described in Section 4(a); and (b) the Additional SERP Benefit multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) from May 2005 through the date of termination (up to 60), and the denominator of which is 60; such vested portion of the Additional SERP Benefit to include investment earnings (or loss) accruals described in Section 4(a); (v) Executive’s vested stock options and equity incentive awards as of the date of termination, the vesting of which is governed by the Company’s 2006 Omnibus Incentive Plan; and (vi) all of Executive’s stock options, which pursuant to the Company’s 2006 Omnibus Incentive Plan are accelerated as of the termination date and are exercisable until the expiration of the stock option term. Payments to Executive hereunder shall be reduced by any payments received by Executive under any worker’s compensation or similar law.
     8. The last sentence of Section 8(d) is amended to provide as follows:
     Executive shall also forfeit (a) any vested or unvested Additional SERP Benefit (but only if such termination occurs prior to May 1, 2010) and (b) any right to an Annual Bonus for the calendar year in which Executive’s termination occurs.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Executive Employment Agreement to be duly executed as of the date first above written.

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Carter R. Todd
Carter R. Todd, Executive Vice President

EXECUTIVE
/s/ Colin V. Reed
Colin V. Reed

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